    As Filed With the Securities and Exchange Commission on October 17, 1997

                                                    Registration No. ___________

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington. D.C. 20549

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                          PLATINUM SOFTWARE CORPORATION
             (Exact name of registrant as specified in its charter)


          DELAWARE                                       33-0277592
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)


               195 TECHNOLOGY DRIVE, IRVINE, CALIFORNIA 92618-2402
                                 (714) 453-4000
               (Address, including zip code, and telephone number,
        including area code of registrant's principal executive offices)

                                   ----------

                    L. GEORGE KLAUS, CHIEF EXECUTIVE OFFICER
                          PLATINUM SOFTWARE CORPORATION
               195 TECHNOLOGY DRIVE, IRVINE, CALIFORNIA 92618-2402
                                 (714) 453-4000
            (Name, address, including zip code, and telephone number,
                   including area code of agent for service)

                                    COPY TO:
                            PERRY J. TARNOFSKY, ESQ.
                          PLATINUM SOFTWARE CORPORATION
               195 TECHNOLOGY DRIVE, IRVINE, CALIFORNIA 92618-2402


         Approximate date of commencement of proposed sale to public: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------
                                Proposed      Proposed
  Title of                      maximum       maximum        Amount
 securities        Amount       offering     aggregate         of
    to be           to be        price        offering     registration
 registered      registered   per share (1)   price (1)        fee
-----------------------------------------------------------------------
Common Stock,      450,935       $11.25     $5,073,018.70    $1,537.13
$.001 par value    shares
-----------------------------------------------------------------------

(1) The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) using the average of the high and low price reported by the Nasdaq National Market for the Common Stock on October 13, 1997, which was approximately $11.25 per share.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                          PLATINUM SOFTWARE CORPORATION

                         450,935 SHARES OF COMMON STOCK
                                ($.001 PAR VALUE)

                                   ----------

           This Prospectus relates to the offer and sale of 450,935 shares of common stock, $.001 par value ("Common Stock"), of Platinum Software Corporation (the "Company" or "Platinum"), which may be offered hereby from time to time by the selling stockholders named herein (the "Selling Stockholders") for their own benefit. The shares offered hereby were issued to the former stockholders (the "Former Clientele Stockholders" or "Selling Stockholders") of Clientele Software, Inc., an Oregon corporation ("Clientele") pursuant to an Agreement and Plan of Reorganization and Merger, dated June 27, 1997 among the Company, Clientele, CSI Acquisition Corp., an Oregon corporation and wholly-owned subsidiary of the Company, and the principal stockholders of Clientele (the "Clientele Merger Agreement"), under which the Company acquired 100% of the outstanding common stock of Clientele. The Company will receive no part of the proceeds of sales made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholders will be borne by such Selling Stockholders. None of the shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

           All or a portion of the shares of Common Stock offered hereby may be offered for sale, from time to time, on the Nasdaq National Market (the "Nasdaq NM") or on one or more exchanges, or otherwise, at prices and terms then obtainable, or in negotiated transactions. The shares of Common Stock offered hereby may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. All brokers' commissions, concessions or discounts will be paid by the Selling Stockholders.

           The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

           The Common Stock of the Company is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is listed on the Nasdaq NM under the symbol "PSQL." On October 13, 1997, the last reported sale price of the Company's Common Stock on the Nasdaq NM was $11.25.

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                   ----------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is October 17, 1997.

                                TABLE OF CONTENTS
                                -----------------

                                                                                                               PAGE
Available Information...........................................................................................2
Incorporation of Certain Documents by Reference.................................................................3
The Company.....................................................................................................4
Risk Factors....................................................................................................4
Use of Proceeds.................................................................................................8
Selling Stockholders............................................................................................8
Plan of Distribution............................................................................................9
Legal Matters...................................................................................................9
Experts.........................................................................................................9
Indemnification of Directors and Officers.......................................................................9

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Chicago, Illinois 60606 and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such materials may be obtained electronically by visiting the Commission's Web site on the Internet at http://www.sec.gov. The Company's Common Stock is listed on the Nasdaq NM. Reports, proxy statements and other information concerning the Company can be inspected at 1735 K Street, N.W., Washington D.C. 20006-1506.

          This Prospectus does not contain all of the information set forth in the Registration Statement of which this Prospectus is a part and which the Company has filed with the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof, copies of which can be inspected at, or obtained at prescribed rates from, the Public Reference Section of the Commission at the address set forth above. Additional updating information with respect to the Company may be provided in the future by means of appendices or supplements to this Prospectus.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The documents listed below have been filed by the Company with the Commission under the Exchange Act and are incorporated by reference herein:

         a. The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997;

         b. The Company's Current Report on Form 8-K filed with the Commission on July 11, 1997, as amended by the Current Report on Form 8-K/A filed with the Commission on September 12, 1997;

         c. The Company's Current Report on Form 8-K filed with the Commission on July 31, 1997;

         d. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Company's fiscal year ended June 30, 1997; and

         e. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A.

          All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Chief Financial Officer, Platinum Software Corporation, 195 Technology Drive, Irvine, California 92618-2402, telephone number (714) 453-4000.

                                   THE COMPANY

          The Company was incorporated in Delaware in November 1987 under the name "Platinum Holdings Corporation." In September 1992, the Company changed its name to Platinum Software Corporation. The Company has seven operating subsidiaries: Platinum Software Canada, Ltd., Platinum Software (Aust.) Pty. Limited, Platinum Software (N.Z.) Limited, Platinum Software (U.K.) Limited, Platinum Software (Ireland) Limited, Platinum Software North Asia Limited and Platinum Software Asia, Pte. Unless the context otherwise requires, references to the "Company" herein include Platinum Software Corporation and its operating subsidiaries. The Company's headquarters and principal place of business are located at 195 Technology Drive, Irvine, California 92618-2402, and its telephone number is (714) 453-4000.

         In May 1994, the Company restated its previously issued financial results for the quarter and fiscal year ended June 30, 1992, all of the quarters of fiscal 1993 and the first two quarters of fiscal 1994. Since approximately April 1994, the Securities and Exchange Commission (the "SEC") conducted an investigation relating to the circumstances underlying the restatement of the Company's financial results and possibly other matters. On May 9, 1996, the SEC commenced an administrative proceeding against the Company and certain former officers of the Company under Section 21C of the Securities and Exchange Act of 1934 ("Exchange Act"). In the order instituting the public proceedings the SEC found that the Company violated Section 13(a) of the Exchange Act and Rules 13a-1, 13a-13 and 12b-20 thereunder by disseminating to the public and filing with the SEC an Annual Report on Form 10-K for the year ended June 30, 1993 and Quarterly Reports on Form 10-Q for the third quarter of fiscal 1993 and the first and second quarter of fiscal 1994, that contained materially false and misleading financial statements, including overstated revenue and net income. Also, the SEC found that the Company violated Section 13 (b)(2)(B) of the Exchange Act in that management of the Company did not devise a sufficient system of internal accounting controls or adequately enforce the control procedures that were in place. In addition, the SEC found that the former officers caused violations of Section 10(b) of the Exchange Act and Rule 10b-5 thereunder as well as Section 13(b)(5) of the Exchange Act and Rule 13b2-1 thereunder. The Company, without admitting or denying the SEC's findings, consented to the entry of an administrative order in which it agreed that it would cease and desist from committing or causing any violation, and committing or causing any future violation of Sections 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act and Rules 12b-20, 13a-1 and 13a-13 promulgated thereunder. Also, the former officers, without admitting or denying the SEC's findings, consented to the entry of an administrative order in which they agreed that they would cease and desist from committing or causing any violation, and committing or causing any future violation of Sections 10(b) and 13(b)(5) of the Exchange Act and Rules 10b-5 and 13b2-1 promulgated thereunder.

                                  RISK FACTORS

          The following factors should be considered carefully in evaluating the Company and its business before making an investment in the Common Stock offered hereby, together with all of the other information set forth or incorporated by reference in this Prospectus.

         Forward Looking Statements. This Prospectus contains certain forward looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, that involve risks and uncertainties. In addition, the Company may from time to time make oral forward looking statements. Actual results are uncertain and may be impacted by the following factors, among others, which may cause the actual results to differ materially from those projected in the forward looking statement. Because of these and other factors that may affect the Company's operating results, past performance should not be considered an indicator of future performance and investors should not use historical results to anticipate results or trends in future periods.

         Liquidity. The Company's cash and cash equivalents increased from $5.4 million at June 30, 1996 to $6.3 million at June 30, 1997, principally due to the exercise of stock options offset in part by capital expenditures and cash used in operations. Although, the Company's fiscal 1994 restructuring is substantially complete, there will be additional cash outlays in connection with discontinued products and lease terminations, estimated to be approximately $88,000. In addition, there will be further cash outlays estimated at approximately $759,000 in connection with the second quarter fiscal 1996 restructuring, $162,000 in connection with the third quarter fiscal 1996 restructuring and $1.6 million in connection with the fiscal 1997 restructuring. If the Company is not successful in achieving targeted revenues or positive cash flow, the Company may be required to take actions to align its operating expenses with its reduced revenues, such as reductions in work force or other expense cutting measures.

         Fluctuations in Quarterly Operating Results. The Company's operating results can vary substantially from period-to-period. The Company's quarterly operating results fluctuate in part due to the number and timing of new product introductions and enhancements, discontinuance of product lines, the timing of product orders and shipments, recognition of deferred revenue upon the Company's completion of its contractual obligations, marketing and product development expenditures and promotional programs. A significant portion of the Company's quarterly revenues are recorded in the final month of the quarter, with a concentration of such revenues in the final 10 business days of that month. Also, the timing of the closing of direct sales in the latter part of each quarter increases the risk of quarter-to-quarter fluctuations. Accordingly, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as an indication of future performance. If revenues do not meet the Company's expectations in any given quarter, operating results may be adversely affected. There can be no assurance that the Company will be profitable in any quarter or at all.

         Horizontal Product Strategy. As part of its business strategy, the Company intends to expand its product offerings to include application software products that are complementary to financial accounting applications, such as sales force automation, enterprise resource planning or human resources. This strategy may involve acquisitions, investments in other businesses that offer complementary products, joint development agreements or licensing of technology agreements. Any future acquisitions or investments would be accompanied by the risks commonly encountered in the acquisitions of businesses. Some of these risks include, among other things, the integration of previously distinct businesses into one business unit, the substantial management time devoted to such activities, the potential disruption of the Company's ongoing business, undisclosed liabilities, the failure to realize anticipated benefits (such as synergies and cost savings), and issues related to product transition (such as development, distribution and customer support). The Company expects that the consideration paid in future acquisitions, if any, would be in the form of stock, rights to purchase stock, cash or a combination thereof. Dilution to existing stockholders and earnings per share may result to the extent that shares of stock or other rights to purchase stock are issued in connection with any such future acquisitions. Some of the risks associated with joint development agreements or technology licenses include development delays, product bugs or errors, issues related to the integration or transition of the new products, such as providing adequate customer support, effectively selling and marketing the new product and coordinating development efforts.

         Dependence on Distribution Channels. The Company distributes its Platinum for DOS and Platinum for Windows products exclusively through third-party distributors and value added resellers ("VARs"), and distributes its Platinum SQL software product through a direct sales force as well as through VARs and distributors. The Company's distribution channel includes distributors, VARs and Authorized Consultants, which consist primarily of professional firms. Although no one of these distribution channel members is responsible for any material amount of the Company's license fees, the Company's results of operations could be adversely affected if significant numbers of its VARs or Authorized Consultants were to cease distributing or recommending the Company's products or were to choose to emphasize competing products. Generally, the Company's agreements with its VARs and Authorized Consultants do not require them to exclusively offer or recommend the Company's products and may be terminated by either party with or without cause.

         In the fourth quarter of fiscal 1996, the Company reestablished a direct sales force for its middle market client server financial software product, Platinum SQL. There can be no assurance that the direct sales force will be successful in generating revenues or that it will not lead to conflicts with the Company's VAR channel.

         The Company's Platinum SQL product (formerly named Platinum SQL NT) was first introduced on a limited basis to the network of VARs during the quarter ended December 31, 1994. Platinum SQL, a client/server financial software application designed to run on Microsoft Windows NT, Microsoft SQL server and Sybase SQL server, is a more technically complex product than Platinum for Windows and Platinum-DOS and requires additional skill and training to successfully implement. The Company presently has over 70 authorized VARs who have completed training from which approximately 30 VARs generate greater than 90% of the indirect sales of Platinum SQL and is actively seeking additional skilled VARs to sell Platinum SQL. Delays in training VARs or recruiting additional skilled VARs could adversely impact the Company's ability to generate license revenues from its Platinum SQL product line.

         Dependence on Platinum SQL Product Line. Platinum SQL, which is a successor product to Platinum SQL Enterprise, which was first introduced in June 1992, and to Platinum SQL NT, which was first introduced in December 1994, is an integrated financial and management information software product for use on client/server computing systems. It is common for complex programs such as Platinum SQL to contain undetected errors when first released, which are discovered only after the product has been used with many different computer systems and in varying applications. The Company has been informed by customers of certain errors with respect to its Platinum SQL product which the Company is addressing. The inability of the Company to correct the errors, or any significant delay in correcting the errors in Platinum SQL, will have a material adverse effect on the Company's results of operations. In addition, there can be no assurance that significant technical problems will not be discovered, or if discovered, will be corrected in a timely manner. Technical problems with the current release of the database platforms on which Platinum SQL operate could impact sales of these Company products, and any significant technical problems could have a material adverse effect on the Company's results of operations.

         New Product Introductions. The Company's future success will depend upon its ability to develop and successfully introduce new products, enhance its current products on a timely basis and increase customer acceptance of its existing products. The Company has two principal product lines, Platinum for Windows (including Platinum-DOS) and Platinum SQL. The Company continues to provide maintenance and support services for its Platinum SQL Enterprise product for existing customers. Platinum SQL was released in the quarter ended December 31, 1994 and some of the core accounting modules of Platinum for Windows were released during the quarters ended June 30, 1996 and December 31, 1995. Version
4.2 of Platinum SQL, which will include enhanced consolidation capabilities and new on-line planning wizards and troubleshooting utilities as well as maintenance fixes, is scheduled for release in December 1997. See "Forward Looking Statements." In the past, the Company has occasionally experienced delays in the introduction of new products and product enhancements. There can be no assurance that the Company will be successful in developing and marketing these new products or product enhancements on a timely basis or that the Company will not experience significant delays in introducing new products in the future, which could have a material adverse effect on the Company's results of operations. In addition, there can be no assurance that new products or product enhancements developed by the Company will achieve market acceptance.

         Dependence on Client/Server Environment. The Company's development tools, application products and consulting and education services are intended to help organizations build, customize or deploy solutions that operate in a client/server computing environment. The client/server market is relatively new, and there can be no assurance that organizations will continue to adopt client/server environments or that customers of the Company that have begun the migration to a client/server environment will broadly implement this model of computing. The Company's future financial performance will depend in large part on continued growth in the market for client/server software applications and related services, which in turn will depend in part on the growth in the number of organizations implementing client/server computing environments and the number of applications developed for use in those environments. There can be no assurance that these markets will continue to grow or that the Company will be able to respond effectively to the evolving requirements of these markets. If the market for client/server application products and services does not grow in the future, or grows more slowly than the Company anticipates, or if the Company fails to respond effectively to evolving requirements of this market, the Company's business, financial condition and results of operations would be materially adversely affected.

         Competition. The financial computer software industry is intensely competitive and rapidly changing. A number of companies offer products similar to the Company's products that target the same markets. Some of the Company's existing competitors, as well as a number of new potential competitors, have larger technical staffs, more established and larger marketing and sales organizations and significantly greater financial resources than the Company. There can be no assurance that competitors will not develop products that are superior to the Company's products or that achieve greater market acceptance. The Company's future success will depend significantly upon its ability to increase its share of its target markets and to license additional products and product enhancements to existing customers. There can be no assurance that the Company will be able to compete successfully or that competition will not have a material adverse effect on the Company's financial condition and results of operations.

         Exposure to Rapid Technological Change. The market for the Company's financial accounting and other line of business software products is characterized by rapid technological advances, changes in end-user requirements, frequent new product introductions and enhancements and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards could render the Company's existing products and products under development obsolete and unmarketable. The Company's future success will depend upon its ability to address the increasingly sophisticated needs of its customers by enhancing its current products and by developing and introducing on a timely basis new products that keep pace with technological developments and emerging industry standards, respond to evolving end user requirements and achieve market acceptance. Any failure by the Company to anticipate or adequately respond to technological developments or end-user requirements, or any significant delays in product development or introduction, could result in a loss of competitiveness or reduced revenues. If the Company is unable, for technological or any other reason, to develop, introduce and sell its products in a timely manner, the Company's business, operating results and financial condition would be materially adversely affected. From time to time, the Company or its present or future competitors may announce new products, capabilities or technologies that have the potential to replace or shorten the life cycles of the Company's existing products. There can be no assurance that announcements of currently planned or other new products will not cause customers to delay or alter their purchasing decisions in anticipation of such products, which could have a material adverse effect on the Company's business, operating results and financial condition.

         Dependence on Key Personnel. The Company's success depends on the continued service of key management personnel, including L. George Klaus, Chief Executive Officer, William Pieser, Senior Vice President, Marketing and Business Development, and Ken Lally, Senior Vice President, Worldwide Field Operations. None of the Company's personnel is subject to an employment agreement for a specified time duration with the Company. In addition, the competition to attract, retain and motivate qualified technical, sales and operations personnel is intense. The Company has at times experienced, and continues to experience, difficulty in recruiting qualified personnel, particularly in software development and customer support. There can be no assurance that the Company can retain its key personnel or attract other qualified personnel in the future. The failure to attract or retain such persons could have a material adverse effect on the Company's business, operating results, cash flows and financial condition.

         Risks Associated with International Sales. In fiscal 1995, 1996 and 1997, international sales represented approximately 31%, 32% and 30%, respectively, of the Company's revenues, and the Company believes that its future growth is dependent in part upon its ability to increase revenues in international markets. The Company intends to attempt to continue to expand its operations outside of the United States and enter additional international markets, which will require significant management attention and financial resources. There can be no assurance, however, that the Company will be able to successfully maintain or expand its international sales. International sales are subject to inherent risks, including changes in regulatory requirements, tariffs and other barriers, fluctuating exchange rates, difficulties in staffing and managing foreign sales and support operations and the possibility of greater difficulty in accounts receivable collection. There can be no assurance that any of these factors will not have a material adverse effect on the Company's future international sales and, consequently, on the Company's business, operating results, cash flows and financial condition.

         Shares Eligible for Future Sale. As of September 2, 1997, the Company had 20,249,739 shares of common stock outstanding. There are presently 2,435,000 shares of Series B Preferred Stock and 213,803 shares of Series C Preferred Stock outstanding. Each share of Series B Preferred Stock is convertible into one share of common stock, as adjusted for stock dividends, combinations or splits at the option of the holder. Each share of Series C Preferred Stock is convertible into ten shares of common stock, as adjusted for stock dividends, combinations or splits at the option of the holder. As a result, the Series B and Series C Preferred Stock are convertible into 2,435,000 and 2,138,030 shares of common stock, respectively. The holders of the Series B and Series C Preferred Stock have the right to cause the Company to register the sale of the shares of common stock issuable upon conversion of the Series B and Series C Preferred Stock. Also, the Company has a substantial number of options or shares issuable to employees under employee option or stock grant plans. As a result, a substantial number of shares of common stock will be eligible for sale in the public market at various times in the future. Sales of substantial amounts of such shares could adversely affect the market price of the Company's common stock.

          Possible Volatility of Stock Prices. The market prices for securities of technology companies, including the Company, have been volatile. Quarter to quarter variations in operating results, changes in earnings estimates by analysts, announcements of technological innovations or new products by the Company or its competitors, announcements of major contract awards and other events or factors may have a significant impact on the market price of the Company's Common Stock. In addition, the securities of many technology companies have experienced extreme price and volume fluctuations, which have often been unrelated to the companies' operating performance. These conditions may adversely affect the market price of the Company's Common Stock.

         Because of these and other factors affecting the Company's operating results, past financial performance should not be considered an indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

                                 USE OF PROCEEDS

          The proceeds from the sale of each Selling Stockholder's Common Stock will belong to the Selling Stockholder. The Company will not receive any proceeds from such sales of the Common Stock.

                              SELLING STOCKHOLDERS

          The Company issued 887,636 shares of Common Stock to the Former Clientele Stockholders on June 30, 1997, pursuant to the terms of the Clientele Merger Agreement under which Clientele was merged with a subsidiary of the Company, becoming a wholly-owned subsidiary of the Company. Pursuant to the Clientele Merger Agreement 10% of such shares or 88,764 shares were placed in an escrow account for one year as collateral to secure the indemnification obligations of the Former Clientele Stockholders. Pursuant to the Clientele Merger Agreement, the Company agreed to file a registration statement with the Commission to register certain shares of Common Stock (i) received by the Former Clientele Stockholders for resale by them and (ii) received upon exercise of options by Clientele employees, and to keep the registration statement effective for a period of up to 12 months after such registration statement is declared effective. The Registration Statement of which this Prospectus is a part was filed with the Commission pursuant to the Clientele Merger Agreement.

          The following table sets forth (i) the name of each Former Clientele Stockholder who holds shares of the Company's Common Stock acquired pursuant to the Clientele Merger Agreement or who holds Common Stock received upon exercise of a stock option and (ii) the number of shares of Common Stock owned by each such Former Clientele Stockholder prior to the offering, including shares held in the escrow account and (iii) the number of shares and the percentage of the class to be owned by such Former Clientele Stockholders upon completion of this offering.

                                                       Shares Owned After Offering
                                                       ---------------------------
                          Shares Prior      Shares
    Name                   to Offering      Offered        Number       Percent
    ----                   -----------      -------        ------       -------
Dale Yocum(1)              304,074(2)        151,173       152,901         *
Pamela Yocum(3)            302,820(4)        151,173       151,647         *
William Mullert(5)         215,149(6)        106,710       108,439         *
Richard Dutra                8,892             4,446         4,446         *
Scott Edelstein              4,446             2,223         2,223         *
Carolyn B. Lavine            9,485             4,743         4,742         *
Robert Rosenberg             5,928             2,964         2,964         *
Holly Files                  2,371             1,186         1,185         *
Daniel W. Lowe               1,111               556           555         *
Kelly Blice                 17,785             8,893         8,892         *
Paul A. Smethers               790               395           395         *
Maureen Burke                5,928             2,964         2,964         *
Geoffrey A. Bard(7)          1,623                21         1,602         *
Arthur J. Freise(8)          1,582                40         1,542         *
Michael Gama                 9,260             4,630         4,630         *
John Roberts                 5,780             2,890         2,890         *
Nancy Sage                   5,928(9)          5,928             0         -

-------------------

 *   less than 1%

(1) Served as a director of Clientele (and its predecessor corporation) and as President and CEO of Clientele from April 1, 1996 through June 1997. Includes 302,345 shares owned directly and 1,729 shares issuable pursuant to options exercisable within 60 days.

(2) Includes 302,345 shares owned directly and 1,729 shares issuable pursuant to options exercisable within 60 days.

(3) Served as a director of Clientele (and its predecessor corporation) as well as Vice President since September 1994 of Clientele.

(4) Includes 302,345 shares owned directly and 475 shares issuable pursuant to options exercisable within 60 days.

(5) Served as a director of Clientele (and its predecessor corporation) and as President and CEO of Clientele from September 1994 through April 1996. Also served as Executive Vice President of Sales of Clientele from April 1996 through June 1997.

(6) Includes 213,420 shares owned directly and 1,729 shares issuable pursuant to options exercisable within 60 days.

(7) Includes 42 shares owned directly and 1,581 shares issuable pursuant to options exercisable within 60 days.

(8) Includes 80 shares owned directly and 1,582 shares issuable pursuant to options exercisable within 60 days.

(9)  Acquired upon exercise of a stock option.

                              PLAN OF DISTRIBUTION

          All or a portion of the shares of Common Stock offered hereby may be offered for sale, from time to time, on the Nasdaq NM or on one or more exchanges, or otherwise, at prices and terms then obtainable, or in negotiated transactions. In addition, the shares of Common Stock offered hereby may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. All brokers' commissions, concessions or discounts will be paid by the Selling Stockholders.

          The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

                                  LEGAL MATTERS

          The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Stradling, Yocca, Carlson & Rauth, a Professional Corporation, Newport Beach, California.

                                     EXPERTS

          The consolidated financial statements and schedule of Platinum Software Corporation appearing in Platinum Software Corporation's Annual Report on Form 10-K for the year ended June 30, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

          The Company's Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, a director will not be liable for monetary damages for breach of the director's fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate a director's fiduciary duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for (i) breach of the director's duty of loyalty to the Company or its stockholders for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, (ii) acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, (iii) any transaction from which the director derives an improper personal benefit, (iv) acts or omissions involving reckless disregard for the director's duty to the Company or its stockholders when the director was aware or should have been aware of the risk of serious injury to the Company or its stockholders, (v) acts or omissions that constitute an unexpected pattern of inattention that amounts to an abdication of the director's duty to the Company or its stockholders, (vi) improper transactions between a director and the Company, and (vii) improper distributions and loans to directors and officers. This provision does not affect a director's responsibilities under any laws, such as the federal securities laws or state or federal environmental laws.

          In addition, the Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom the Company is required or permitted to indemnify. The Company has entered into agreements with its directors and executive officers, which requires the Company to indemnify them to the fullest extent permitted by law against certain losses they may incur in legal proceedings arising in connection with their services to the Company.

          Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that information contained herein is correct as of any time subsequent to the date hereof.

                                 450,935 SHARES

                          PLATINUM SOFTWARE CORPORATION

                                  COMMON STOCK

                                   ----------
                                   PROSPECTUS
                                   ----------

                                OCTOBER 17, 1997

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 14.  Other Expenses of Issuance and Distribution
-----------------------------------------------------

         The following sets forth the costs and expenses, all of which shall be borne by the Company, in connection with the offering of the shares of Common Stock pursuant to this Registration Statement:

     Securities and Exchange Commission Fee........................................  $  1,537.13
     Accounting Fees and Expenses..................................................  $  1,000.00
     Legal Fees and Expenses.......................................................  $  3,000.00
     Miscellaneous Expenses........................................................  $         0
                                                                                     -----------
               Total................................................................ $  5,537.13
                                                                                     ===========

         * Estimated


Item 15.  Indemnification of Directors and Officers.
----------------------------------------------------

         (a) As permitted by the Delaware General Corporation Law, the Amended and Restated Certificate of Incorporation eliminates the liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent otherwise required by the Delaware General Corporation Law.

         (b) The Amended and Restated Certificate of Incorporation provides that the Company will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was a director or officer of the Company against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by the Delaware General Corporation Law. The Company's Amended and Restated Bylaws provide for a similar indemnity to directors and officers of the Company to the fullest extent authorized by the Delaware General Corporation Law.

         (c) The Amended and Restated Certificate of Incorporation also gives the Company the ability to enter into indemnification agreements with each of its officers and directors. The Company has entered into indemnification agreements with each of its directors and officers. The indemnification agreements provide for the indemnification of directors and officers of the Company against any and all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by laws.

Item 16.  Exhibits.
-------------------

      2.1 Agreement and Plan of Reorganization and Merger dated as of June 27, 1997, among Platinum Software Corporation, Clientele Software, Inc., CSI Acquisition Corp., Dale Yocum, Pamela Yocum and William Mullert (incorporated by reference to Exhibit 2.1 to the Company's Form 8-K dated June 30, 1997).

      3.1 Second Restated Certificate of Incorporation of the Company (incorporated by reference to the referenced exhibit number to the Company's Registration Statement on Form S-1, Reg. No. 33-57294).

      3.2 Certificate of Amendment to Second Restated Certificate of Incorporation (incorporated by reference to the referenced exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ending December 31, 1996).

      3.3 Amended and Restated Bylaws of the Company, as currently in effect (incorporated by reference to the referenced exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996).

      4.1 Certificate of Designation of Rights, Preferences and Privileges of Series A Jr. Participating Preferred Stock (incorporated by reference to the referenced exhibit to the Company's Registration Statement on Form 8-A, dated April 14, 1994).

      4.2 Certificate of Designation of Preferences of Series B Preferred Stock (incorporated by reference to the referenced exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1994).

      4.3 Certificate of Designation of Preferences of Series C Preferred Stock (incorporated by reference to the referenced exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995).

      5.1 Opinion of Stradling, Yocca, Carlson & Rauth, a Professional Corporation, Counsel to the Registrant.

      23.1 Consent of Stradling, Yocca, Carlson & Rauth, a Professional Corporation (included in the Opinion filed as Exhibit 5.1).

      23.2   Consent of Ernst & Young LLP.

      23.3   Consent of Arthur Andersen, LLP.

      24.1 Power of Attorney (included on signature page to the Registration Statement at page S-1).


Item 17.  Undertakings.
-----------------------

      (a)    The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b). If, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                           Provided, however, that paragraphs (a)(1)(i) and
                  (a)(1)(ii) do not apply if the registration statement is on Form S-3 or S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to

                  Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference is the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
         Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 13th day of October, 1997.

                                    PLATINUM SOFTWARE CORPORATION

                                    By:   /s/ L. George Klaus
                                          --------------------------------------
                                          L. George Klaus
                                          President, Chief Executive Officer and
                                          Chairman of the Board


                                POWER OF ATTORNEY

         We, the undersigned officers and directors of Platinum Software Corporation, do hereby constitute and appoint L. George Klaus and Michael J. Simmons, or either of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

     Signature                     Title                     Date
     ---------                     -----                     ----


/s/ L. George Klaus        Chief Executive Officer,    October 13, 1997
-----------------------    President and Chairman of
L. George Klaus            the Board (Principal
                           Executive Officer


/s/ Michael J. Simmons     Chief Financial Officer     October 13, 1997
-----------------------    (Principal Financial
Michael J. Simmons         Officer)


/s/ Paul G. Mazzarella     Corporate Controller        October 13, 1997
-----------------------    (Principal Accounting
Paul G. Mazzarella         Officer)

                        (signatures continued next page)

/s/ Carmelo J. Santoro     Director                       October 13, 1997
-----------------------
Carmelo J. Santoro


-----------------------    Director                       October __, 1997
W. Douglas Hajjar


-----------------------    Director                       October __, 1997
Richard J. Goeglein


/s/ L. John Doerr          Director                       October 13, 1997
-----------------------
L. John Doerr

-----------------------    Director                       October __, 1997
Arthur J. Marks


/s/ Robert Finzi           Director                       October 13, 1997
-----------------------
Robert Finzi


/s/ Donald R. Dixon        Director                       October 13, 1997
-----------------------
Donald R. Dixon

                                  EXHIBIT INDEX

  Exhibit                                                                         Sequential
  Number                                 Description                              Page Number
  ------                                 -----------                              -----------
   2.1   Agreement and Plan of Reorganization and Merger dated as of June 27,
         1997, among Platinum Software Corporation, Clientele Software, Inc.,
         CSI Acquisition Corp., Dale Yocum, Pamela Yocum and William Mullert
         (incorporated by reference to Exhibit 2.1 to the Company's Form 8-K dated June 30, 1997).

   3.1   Second Restated Certificate of Incorporation of the Company
         (incorporated by reference to the referenced exhibit number to the Company's Registration Statement on Form S-1, Reg. No. 33-57294).

   3.2   Certificate of Amendment to Second Restated Certificate of
         Incorporation (incorporated by reference to the referenced exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ending
         December 31, 1996).

   3.3   Amended and Restated Bylaws of the Company, as currently in effect
         (incorporated by reference to the referenced exhibit to the Company's
         Annual Report on Form 10-K for the fiscal year ended June 30, 1996).

   4.1   Certificate of Designation of Rights, Preferences and Privileges of
         Series A Jr. Participating Preferred Stock (incorporated by reference to the referenced exhibit to the Company's Registration Statement on Form 8-A, dated April 14, 1994).

   4.2   Certificate of Designation of Preferences of Series B Preferred Stock
         (incorporated by reference to the referenced exhibit to the Company's
         Annual Report on Form 10-K for the fiscal year ended June 30, 1994).

   4.3   Certificate of Designation of Preferences of Series C Preferred Stock
         (incorporated by reference to the referenced exhibit to the Company's
         Annual Report on Form 10-K for the fiscal year ended June 30, 1995).

   5.1   Opinion of Stradling, Yocca, Carlson & Rauth, a Professional
         Corporation, Counsel to the Registrant.

   23.1   Consent of Stradling, Yocca, Carlson & Rauth, a Professional
         Corporation (included in the Opinion filed as Exhibit 5.1).

  23.2   Consent of Ernst & Young LLP.

  23.3   Consent of Arthur Andersen, LLP.

  24.1   Power of Attorney (included on signature page to the Registration
         Statement at page S-1).